Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
December 31, 2019, 2018 and 2017

Contents	Page
Report of Independent Auditors	1 to 2
Consolidated financial statements:
Statements of financial position	3
Statements of comprehensive income	4
Statements of changes in stockholders’ equity	5
Statements of cash flows	6
Notes to the consolidated financial statements	7 to 43

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of
Venta de Boletos por Computadora, S.A. de C.V.

Opinion
We have audited the accompanying consolidated statement of financial position of Venta de Boletos por Computadora S. A. de C. V. and its subsidiaries (the Company), as of December 31, 2017 and the related consolidated statements of comprehensive income, changes in stockholders’ equity and of cash flows for the year ended December 31, 2017 including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of their operations and their cash flows for the years ended December 31, 2017 in conformity with Mexican Financial Reporting Standards.

The accompanying consolidated statement of financial position of the Company as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in equity and of cash flows for the years ended December 31, 2019 and 2018 are presented for purposes of complying with Rule 3-09 of SEC Regulation S-X; however, Rule 3-09 does not require the 2019 and 2018 financial statements to be audited and they are therefore not covered by this report.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

Mexican Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 21 to the consolidated financial statements.

PricewaterhouseCoopers, S. C.
/s/ José Carlos del Castillo Díaz
José Carlos del Castillo Díaz
Audit Partner
Mexico City, Mexico,
June 28, 2018
We have served as the Company’s auditor since 1999.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Financial Position
December 31, 2019, 2018 and 2017

Amounts expressed in thousands of Mexican pesos
		December 31,
		2019*		2018*		2017
Assets
CURRENT ASSETS:
Cash and cash equivalents (Note 7)	Ps.	395,971	Ps.	926,422	Ps.	1,779,768
Accounts receivable (Note 8)		257,736		133,686		81,849
Related parties (Note 9)		335,617		426,237		3,563
Advance payments		43,696		16,000		—
Total current assets		1,033,020		1,502,345		1,865,180

FURNITURE AND EQUIPMENT - Net (Note 10)		45,508		49,296		34,962
INTANGIBLE ASSETS AND OTHER ASSETS (Note 11)		14,218		14,755		14,500
ASSETS BY RIGHT OF USE (Note 12)		98,705		—		—
DEFERRED INCOME TAX (Note 16)		—		6,665		17,015
Total assets	Ps.	1,191,451	Ps.	1,573,061	Ps.	1,931,657

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Suppliers	Ps.	19,988	Ps.	25,189	Ps.	32,043
Sundry creditors		790,954		859,968		1,293,663
Related parties (Note 9)		38,094		17,572		21,181
Financial Leasing (Note 12)		17,520		—		—
Total current liabilities		866,556		902,729		1,346,887

FINANCIAL LEASING (Note 12)		88,978		—		—
DEFERRED INCOME TAX		1,977		—		—
Total Liabilities		957,511		902,729		1,346,887

STOCKHOLDERS’ EQUITY (Note 13)
Capital stock		1,854		21,854		21,854
Share premium		2,629		2,629		2,629
Retained earnings		220,996		629,481		554,221
Controlling shareholders’ investment in controlling interest		225,479		653,964		578,704
Non-controlling interest		8,461		16,368		6,066
Total stockholders’ equity		233,940		670,332		584,770
COMMITMENTS AND CONTINGENCIES (Notes 17 and 18)		—		—		—
Total liabilities and stockholders’ equity	Ps.	1,191,451	Ps.	1,573,061	Ps.	1,931,657
*No covered audit report
The accompanying twenty-one notes are an integral part of these financial statements, which were authorized for issuance on June 29, 2020, by the undersigned officers.

George González	Jorge López de Cárdenas Ramírez
Managing Director	Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2019, 2018 and 2017

Amounts expressed in thousands of Mexican pesos
		Year ended December 31,
		2019*		2018*		2017
Revenue for services (Note 14)	Ps.	1,051,429	Ps.	1,095,513	Ps.	1,081,030
Cost of services (Note 15)		271,625		268,258		354,439
Gross Profit		779,804		827,255		726,591
Operating expenses (Note 15)		184,918		153,491		144,074
Operating income		594,886		673,764		582,517
Comprehensive financing result:
Interest income - Net		80,550		125,770		83,489
Exchange loss (gain) - Net		(739)		(879)		1,103
Comprehensive financing income - Net		79,811		124,891		84,592
Profit before income taxes		674,697		798,655		667,109
Provisions for income taxes (Note 16)
Current income tax		(199,431)		(223,940)		(201,385)
Deferred income tax		(8,642)		(10,350)		8,510
		(208,073)		(234,290)		(192,875)
Net consolidated profit for the year		466,624		564,365		474,234
Other comprehensive income		—		—		—
Consolidated comprehensive income for the year	Ps.	466,624	Ps.	564,365	Ps.	474,234
Distribution of consolidated comprehensive net income for the year:
Controlling interest		457,096		552,496		471,910
Non-controlling interest		9,528		11,869		2,324
	Ps.	466,624	Ps.	564,365	Ps.	474,234
*No covered audit report

The accompanying twenty-one notes are an integral part of these financial statements, which were authorized for issuance on June 29, 2020, by the undersigned officers.

George González      Jorge López de Cárdenas Ramírez
Managing Director      Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Changes in Stockholders’ Equity (Note 12)

For the years ended December 31, 2019, 2018, and 2017.

Amounts expressed in thousands of Mexican pesos
						Retained earnings
		Capital stock		Share premium		Holding		Subsidiaries		Total		Total controlling interest		Non-controlling interest		Total
Balances at January 1, 2017	Ps	21,854	Ps	2,629	Ps	268,694	Ps	134,617	Ps	403,311	Ps	427,794	Ps	3,742	Ps	431,536
Dividends received		—		—		128,000		(128,000)		—		—		—		—
Dividends paid		—		—		(321,000)		—		(321,000)		(321,000)		—		(321,000)
Comprehensive income for the year (Note 3n.)		—		—		285,733		186,177		471,910		471,910		2,324		474,234
Balances at December 31, 2017		21,854		2,629		361,427		192,794		554,221		578,704		6,066		584,770
Dividends received		—		—		182,000		(182,000)		—		—		—		—
Dividends paid		—		—		(477,237)		—		(477,237)		(477,237)		—		(477,237)
Dividends paid to non-controlling interest		—		—		—		—		—		—		(1,567)		(1,567)
Comprehensive income for the year (Note 3n.)		—		—		331,501		220,995		552,496		552,496		11,869		564,365
Balances at December 31, 2018 (Not covered by auditor’s report)		21,854		2,629		397,691		231,789		629,480		653,963		16,368		670,331
Capital reduction		(20,000)		—		—		—		—		(20,000)		—		(20,000)
Dividends received		—		—		329,973		(329,973)		—		—		—		—
Dividends paid		—		—		(865,580)		—		(865,580)		(865,580)		—		(865,580)
Dividends paid to non-controlling interest		—		—		—		—		—		—		(17,435)		(17,435)
Comprehensive income for the year (Note 3n.)		—		—		274,934		182,162		457,096		457,096		9,528		466,624
Balances at December 31, 2019 (Not covered by auditor’s report)	Ps	1,854	Ps	2,629	Ps	137,018	Ps	83,978	Ps	220,996	Ps	225,479	Ps	8,461	Ps	233,940

The accompanying twenty-one notes are an integral part of these financial statements, which were authorized for issuance on June 29, 2020, by the undersigned officers.

George Gonzalez Jorge López de Cárdenas Ramírez
Managing Director Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Cash Flows

For the years ended December 31, 2019, 2018, and 2017

Amounts expressed in thousands of Mexican pesos
		Year Ended December 31,
		2019		2018		2017
Operating activities

Profit before income taxes	Ps	674,697	Ps	798,655	Ps	667,109

Items related to investing activities:
Depreciation and amortization		24,204		20,301		20,365
Depreciation of assets for right of use		9,413		—		—
Interest on assets for right of use		12,863		—		—
Interests receivable		(93,413)		(125,770)		(83,489)

Subtotal of investing activities related to items		627,764		693,186		603,985

Decrease (increase) in accounts receivable		57,853		(8,049)		12,191
Decrease (increase) in related parties		111,142		(426,283)		97,453
(Increase) in advance payments		(27,696)		(16,000)		2,312
(Decrease) in suppliers and sundry creditors		(74,215)		(440,549)		661,373
Income tax paid		(381,335)		(267,728)		(163,510)

Net cash flow from operating activities		313,513		(465,423)		1,213,804

Investing activities

Investment in furniture and equipment		(15,942)		(29,390)		(10,499)
Interests collected		93,413		125,770		83,489
Investment in other assets		(3,937)		(5,500)		(1,723)

Net cash flows from investing activities		73,534		90,880		71,267

Financing activities

Dividends paid		(865,580)		(477,236)		(321,000)
Leases paid		(14,483)		—		—
Dividends paid to non-controlling interest		(17,435)		(1,567)		—
Capital repayment		(20,000)		—		—

Net cash flow from financing activities		(917,498)		(478,803)		(321,000)

Net (decrease) increase in cash and cash equivalents		(530,451)		(853,346)		964,071

Cash and cash equivalents at beginning of year		926,422		1,779,768		815,697
Cash and cash equivalents at end of year	Ps	395,971	Ps	926,422	Ps	1,779,768
* Not covered by auditor’s report.

The accompanying twenty-one notes are an integral part of these financial statements, which were authorized for issuance on June 29, 2020, by the undersigned officers.

George Gonzalez Jorge López de Cárdenas Ramírez
Managing Director Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Amounts expressed in thousands Mexican pesos
Note 1 - Company operations:
Venta de Boletos por Computadora, S. A. de C. V. (VBC), is a subsidiary of OCESA Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V., and it was incorporated on June 3, 1991 under Mexican laws, for a term of 99 years. The activities and operations of VBC and its subsidiaries (Company) have mainly the following objectives:

a. Marketing of tickets through automated sales systems for any type of events (including but not limited to shows related to sports, musical, cultural, theater, and massive entertainment), mainly through the electronic system called “Ticketmaster”.

b. Using, transmission, marketing or control of goods, services and databases related to the activities above mentioned, and rendering of related services.
The Company has no employees, and all administrative, accounting, legal, finance and operation services are provided by related parties.
Note 2 - Basis of preparation:
Mexican Financial Reporting Standards (MFRS)
The accompanying consolidated financial statements at December 31, 2019 and 2018, fairly meet the provisions of the MFRS to show a fair presentation of the Company's financial position. MFRS state that the International Financial Reporting Standards (IFRS), the International Accounting Standards (IAS), the International Financial Reporting Interpretations (IFRIC) and the Standard Interpretations Committee (SIC) are a supplementary part of the MFRS when the absence of the MFRS requires it.
As of January 1, 2019 the Company adopted the following MFRS and improvements to MFRS, issued by Consejo Mexicano de Normas de Información Financiera (CINIF), which became effective as of the aforementioned date. It is considered that the MFRS and improvements to MFRS had no relevant effects over the financial information presented by the Company, except for what is mentioned in Note 2p.
2019
MFRS D-5 “Leases”. Establishes the valuation, presentation and disclosure standards for leases through a single accounting model by the lessee. Requires the lessee to recognize from the beginning of the lease: a) a lease liability (rents payable at present value), and b) for that same amount, an asset called right-of-use asset, representing its right to use the underlying leased asset.
Modifies the presentation of the statement of cash flows, presenting payments to reduce lease liabilities within financing activities. Likewise, modifies the recognition of leaseback transactions by requiring the seller-lessee to recognize the rights transferred to the buyer-lessor, which are not returned as a sale.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

New MFRS D-5 “Leases” became effective on January 1, 2019, establishing that lessees shall recognize assets and liabilities substantially arising from all lease contracts when, until December 31, 2018, only assets and liabilities from lease contracts that qualify as finance, under the regulation of Bulletin D-5 “Leases”, were recognized. For those qualifying as operating under the same regulation, lease payments were recognized as expenses as incurred and commitments assumed in lease contracts were disclosed.

The new standards establishes that lessee shall recognize as a right-of-use asset those assets resulting from substantially all lease contracts, based on the present value of future lease payments, recognizing the related lease liability.
The new standards also establishes that a lessee may choose not apply the requirements of the new MFRS to lease contracts with a term of up to 12 months and those whose amount is of low value. The Company has chosen to apply the requirements to such lease contracts.
The Company has chosen to apply this MFRS to its leases in a retrospective manner, recognizing the accumulated effect on the date of initial application and, therefore, in the 2019 financial statements it did not reformulate the 2018 comparative financial statements. The Company has lease contracts of leases, from which the present value of remaining payments at January 1, 2019, is Ps108,118, which, in the 2019 comparative financial statements, was recognized at that date as a right-of-use asset and a lease liability, with adjustments related to the 2018 income statement, corresponding rental expenses and include the depreciation charge of the right-of-use asset and interest expense on lease liabilities.
Under this limited retrospective approach, the Company recognized the following:
a) Applied a single discount rate to a portfolio of leases with reasonably similar characteristics (such as leases with a similar remaining lease term for a similar class of underlying asset in a similar economic environment).
b) Applied MFRS C-9 “Provisions, contingencies and commitments”, on its assessment of whether leases are onerous, as an alternative to performing an impairment review, immediately before the date of the initial application. Adjusted the right-of-use asset at the date of the initial application by the amount of any provision for onerous leases recognized in the statement of the financial position at that date.
c) Elected not to record a lease liability and a right-of-use asset for leases whose terms end within 12 months of the date of the initial application. In this case, a lessee shall:
i) Account for those leases in the same way as short-term leases for which a right-of-use asset is not recognized, and
ii) Include the cost associated with those leases within the disclosure of short-term lease expense in the initial period.
d) Exclude initial direct costs from the measurement of the right-of-use asset at the date of the initial application.
e) Use hindsight, such as in determining the lease term if the contract contains options to extend or terminate the lease.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

IFRIC-23 “Uncertainty over Income Tax Treatments”

On January 1, 2019, IFRIC-23 “Uncertainty over Income Tax Treatments” became effective. This IFRIC requires to analyze aspects such as the following: a) whether it is probable that the tax authority will accept the uncertain tax treatment used by the entity, and b) what will be the probability of such treatment materializing.

This Interpretation clarifies the recognition and measurement guidelines when there are uncertainties in the recognition of uncertain tax positions as a part of the determination of income tax.
For its adoption, the Company:
•How to determine the appropriate unit of account, and that each uncertain tax treatment should be considered separately or together as a group, depending on which approach best predicts the resolution of uncertainty.
•That the entity must assume that the tax authority will examine uncertain tax treatments and will have full knowledge of all related information, for example, ignoring the risk of detection.
•That the entity should reflect the effect of uncertainty in the accounting record of Income Tax (ISR) when it is not probable that the tax authorities accept the treatment.
•That the impact of the uncertainty should be measured using the most probable quantity or the expected value method, according to the method that best predicts the resolution of the uncertainty.
•That judgments and estimates should be reassessed every time circumstances have changed or there is new information that affects resolutions. While there are no new disclosure requirements, entities are reminded of the general requirement to provide information about the judgments and estimates made in preparing the financial statements.
2018
MFRS B-17 “Determination of fair value”. Establishes the standards for the determination of fair value and its disclosure. States that fair value should use those assumptions that market participants would use when fixing the price of an asset or liability under current market conditions at a given date, including assumptions about risk. Sets that it is necessary to consider the asset or liability being valued, whether it is monetary or if it is being used in combination with other assets or on an independent basis, the market in which the asset or liability will realize, and the proper valuation techniques to determine the fair value of assets and liabilities. Additionally, it is required to maximize the use of relevant and observable input and minimize unobservable input.
MFRS C-2 “Investment in financial instruments”. Establishes the valuation, presentation and disclosure standards for investment in financial instruments. Discards the concept of “Intention of acquisition” and utilization of an investment in a debt or equity financial instrument to determine its classification, and removes the categories of instruments held to maturity and available for sale. Adopts the concept of “Management’s business model” of investments in financial instruments.
MFRS C-3 “Accounts receivable”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of trade receivables and other receivables in the financial statements of an economic entity. Specifies that the accounts receivable based on a contract represent a financial instrument.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

MFRS C-9 “Provisions, contingencies and commitments”. Establishes the valuation, presentation and disclosure standards for liabilities, provisions and commitments, reducing their scope to relocate the matter related to financial liabilities in MFRS C-19. The definition of liability was modified, removing the concept of “Virtually unavoidable” and including the term “Likely”.

MFRS C-16 “Impairment of receivable financial instruments”. Establishes the valuation, accounting recognition, presentation and disclosure standards of impairment losses of receivable financial instruments.
MFRS C-19 “Payable financial instruments”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of receivables, borrowings and other financial liabilities in the financial statements of an economic entity. The concepts of “Amortized cost to value financial liabilities” and the “Effective interest rate method”, based on the effective interest rate, to make such valuation are introduced. Both discounts and costs of issuance of a financial liability are deducted from the liability.
MFRS D-1 “Revenue for contracts with customers”. Establishes the valuation, presentation and disclosure standards for revenue incurred in to obtain or fulfill with contracts with customers. Establishes the most significant aspects for the recognition of revenue through the transfer of control, identification of performance obligations in a contract, allocation of the transaction price and recognition of collection rights. This MFRS removes the supplementary application of the IAS 18 “Revenue” and its interpretation as established in MFRS A-8 “Supplementary application”.
During 2018, for the adoption of MFRS D-1, the Company decided to apply the modified retrospective approach, which recognizes the adjustments of the initial application effect (January 1, 2018) on the retained earnings of financial statements as of December 31 2018, without restating previous comparative periods and applying the new rules to contracts in force as of January 1, 2018 or those that, even if they come from previous years, remain in effect at the date of initial application.
MFRS D-2 “Costs for contracts with customers”. Establishes the valuation, presentation and disclosure standards for costs arising from contracts with customers. Establishes the regulation related to the recognition of costs of contracts with customers, it also includes the accounting treatment of costs related to contracts for construction and manufacturing of capital goods, including costs related to contracts with customers. This MFRS, together with MFRS D-1 “Revenue for contracts with customers”, revokes Bulletin D-7 “Contracts for construction and manufacturing of some capital goods” and IFRIC-14 “Contracts for construction, sale and provision of services related to real state”.
Improvements to MFRS 2019
MFRS B-9 “Interim financial reporting”. It is required to disclose information regarding the fair value of financial instruments held to collect principal and interest and payable financial instruments, as set in MFRS C-20 and C-19, respectively; also, it establishes specific events and transactions, where their disclosure is required if they are considered relevant. On the other hand, it is required to disclose the breakdown of revenue from contracts with customers required in MFRS D-1 “Contracts with customers”.
Improvements to MFRS 2018
MFRS B-2 “Statement of cash flows”. It is required to disclose relevant changes, whether required or not the use of cash or cash equivalents in liabilities considered part of financing activities, preferably presenting a reconciliation of initial and end balances.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

MFRS B-10 “Inflation effects”. It is required to disclose, in addition to the required above, the cumulative amount of the three previous years, which include the two previous annual periods and the annual period referred to in the financial statements.

MFRS C-6 “Property, plant and equipment”. It is cleared that the depreciation method based in revenue is not considered valid, therefore, depreciation based in activity methods are the only ones allowed.
MFRS C-8 “Intangible assets”. Establishes that the use of an intangible assets amortization method based on the income amount related to the use of such assets is not appropriate.
MFRS C-14 “Transfer and derecognition of financial assets”. Points out that the subsequent recognition of a transferred asset must be carried out based on the relative standards, eliminating the previous methodology that established that when the subsequent recognition was made at fair value the effects of the transferred asset were recognized in profit or loss.
Financial statement authorization
The accompanying consolidated financial statements and their notes were authorized for their issuance on June 29, 2020 by George Gonzalez and Jorge López de Cárdenas Ramírez, who are legally empowered to approve the financial statements and their notes thereto.
Note 3 - Summary of significant accounting policies:
Most significant accounting policies are summarized as follows, which have been consistently applied in the reporting years, unless otherwise indicated.
The MFRS require the use of some critical accounting estimates in the preparation of the financial statements. Management judgment is also required in the process of determining the Company’s accounting policies. The areas including a higher degree of judgment or complexity and those where the assumptions and estimates are significant to the consolidated statements are described in Note 4.
a.Consolidation
Subsidiaries
Subsidiaries are all entities over which the Company has control to direct their relevant activities, has the right (and is exposed) to variable returns from its share and has the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. Also, the existence of control in cases where the Company has no more than 50% of voting rights but it may decide the financial and operating policies is also assessed.
Subsidiaries are consolidated as of the date they are controlled by the Company and are no longer consolidated when the control is lost. The Company uses the acquisition method to recognize business acquisitions. The consideration of the acquisition of a subsidiary is determined based on the fair value of net transferred assets, assumed liabilities and share capital issued by the Company. The acquisition consideration also includes the fair value of such contingent amounts receivable or payable as part of the agreement. Acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at acquisition date.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

The non-controlling interest in the acquiree is recognized at fair value at acquisition date. The exceeding of the consideration paid and non-controlling interest in the acquiree equity over the fair value of the Company's share in the net identifiable assets of the acquiree are recognized as goodwill. If such comparison results in a deficit, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized profit and loss resulting from transactions between the consolidated companies have been eliminated. Accounting policies applied by subsidiaries have been amended to ensure consistency with the accounting policies adopted by the Company, where necessary.
The accompanying consolidated financial statements include the figures of VBC and its subsidiaries, as mentioned below:

	Parent percentage share
Company	2019 and 2018	Main activity
Servicios Especializados para la Venta Automatizada de Boletos, S. A. de C. V. (SEVAB)	100	Rendering of administrative, technical, technological and marketing services.
ETK Boletos, S. A. de C. V. (ETK) (1)	72.5	Automated sales of tickets.
(1) SEVAB’s direct subsidiary.

In preparing the consolidated financial statements, audited financial statements of the subsidiaries at December 31, 2019 and 2018 and for the periods ended on those dates were used.

Transactions with non-controlling shareholders
The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying amount is recorded in stockholders’ equity. Gains or losses on disposal of a share in a subsidiary that does not involve the loss of control by the Company are also recognized in stockholders’ equity.
b. Recording, functional and reporting currency
Items included in the financial statements of each of these entities are measured at the currency of the primary economic environment in which the entities operate, i.e., its “functional currency”. The consolidated financial statements are presented in Mexican pesos, which is the Company’s reporting currency.
c. Effects of inflation on the financial information
According to the provisions of MFRS B-10 “Inflation Effects”, as of January 1, 2008, the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary) therefore, it has been required to discontinue the recognition of the inflation effects in the financial information. Accordingly, the figures of the accompanying consolidated financial statements at December 31, 2019, 2018 and 2017 are stated in historical Mexican pesos modified by the inflation effects on the financial information recognized up to December 31, 2007.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Inflation rates are shown below:

	December 31,
	2019*	2018*	2017

Annual inflation rate	2.83%	4.83%	6.77%
Cumulative inflation in the last three years (not considering base year)	15.69%	12.71%	9.87%
Cumulative in the last three years (considering base year)	15.09%	15.69%	15.69%

*No covered audit report
d. Cash and cash equivalents
Cash and cash equivalents include cash balances, bank deposits and other highly liquid investments with minor risks by changes in value. (See Note 7).
e. Accounts receivable
Accounts receivable are recognized when the good or service is accrued, that is, when control has been transferred in accordance with the contract entered into with customers. Accounts receivable are initially valued at the price of the transaction based on the contracts with customers and subsequently at the price of the transaction pending collection minus bonuses, discounts or refunds and the allowance for credit losses, if applicable.
When collection of accounts receivable is expected in a period of one year or less from the closing date (or in the normal operating cycle of the business if this cycle exceeds this period), they are presented as current assets. If the above is not met, they are presented as non-current assets.
Bonuses, discounts and refunds are recognized as part of the balance of accounts receivable when contractually, either at the time of sale or when certain subsequent circumstances are met, there is a right to take them. When subsequent circumstances are expected to occur, an allowance is recognized and presented as part of the net profit within the comprehensive income statement.
Existing expected credit losses, as well as differences arising from cancellation such credit losses are presented within expenses line item. Such losses are determined collectively based on the experience of the management on the payment profile of its customers.
The allowance for expected credit losses is determined considering the probability of default and the severity of the loss of accounts receivable based on the historical experience, current conditions and reasonable forecasts observed in their behavior.
Accounts that are considered uncollectible are canceled when all means of payment have been legally exhausted and/or when there is a practical impossibility of collection.
Losses generated by other accounts receivable, as well as the reversals thereof, are presented within the item to which said accounts receivable relate.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

f. Advance payments

Advance payments represent such expenditures made by the Company where the risks and benefits inherent to the goods to be acquired or services to be received have not been transferred. Advance payments are recorded at their cost and presented in the statement of the financial position as current or non-current assets, depending on the destination item. Once the goods and/or services related to advance payments are received, they should be recognized as an expense in the income statement or an asset in the statement of financial position, according to the respective nature.

g. Furniture and equipment
At December 31, 2019 and 2018, furniture and equipment are expressed as follows: i) acquisitions subsequent to January 1, 2008, at their historical cost and ii) acquisitions until December 31, 2007 at their restated value determined by applying National Consumer Price Index (NCPI) factors to their acquisition values until December 31, 2007.
Depreciation is calculated by the straight line method based on the useful lives of the assets estimated by the Company’s management applied to the furniture and equipment values.
(See Note 10).
Furniture and equipment are subject to annual impairment testing only when impairment indicators are identified. Accordingly, these are expressed at their modified historical cost, less cumulative depreciation and, in its case, impairment losses. As of December 31, 2019 and 2018 there has been no indicators of impairment.
h. Intangible assets and other assets
Intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the company has control over such benefits. Intangible assets are classified as follows:
•Finite useful life: are those whose expected future economic benefits are limited by any legal or economic condition and are amortized in straight line in accordance to term of the contract and are subject to annual impairment testing when impairment indicators are identified.
•Indefinite useful life, which are not amortized and subject to annual impairment assessment.
Intangible assets are expressed at historical cost. Consequently, those assets are stated at their historical cost, reduced from the corresponding cumulative amortization and, when appropriate, from impairment losses.
As of December 31, 2019 and 2018, there were no indicators of impairment in long-live assets of finite useful life; therefore it was not required annual tests of their recoverable values. (See note 11).
i. Assets by Right of use
Real estate leases are recognized as a right-of-use asset and a lease liability. The right-of-use asset is valued at cost and includes the initial valuation of the asset, the variable payments that are substantially fixed (See note 12).

The right-of-use asset represents the company's right to use the underlying leased asset.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Leases of assets for short-term use rights (less than 12 months) and those of low value are recognized in results as they are accrued.

After the lease commencement date, the company values the right-of-use asset at cost less accumulated depreciation or amortization and accumulated impairment losses.

Assets for rights of use are presented separately in the statement of financial position under the concept of assets for rights of use.

The lease liability is recognized at the present value of future payments to be made, these payments are discounted using the implicit interest rate. The initial valuation of the lease liability is modified by the payments made to the original amount, by the accrued interest and / or by the re-measurements made to the liability.

Leased properties are subjected to annual impairment tests only, when signs of impairment are identified. Consequently, these are expressed at their modified historical cost, less accumulated depreciation and, where appropriate, impairment losses.

j. Suppliers, sundry creditors and provisions
i.Suppliers and sundry creditors
This item includes obligations with suppliers and sundry creditors for purchases of goods or services acquired in the normal course of Company’s operations. When payment is expected in a period of one year or less from the closing date, they are presented as current liabilities. If the above is not met, they are presented as non-current liabilities.
Accounts payable from ticket sales mainly comprise the balance payable to companies promoting future events.
ii.Provisions
Liability provisions represent current obligations for past events where outflow of economic resources is possible (it is more likely than not). These provisions have been recorded based on management's best estimation.
k. Current and deferred income tax
Current and deferred tax is recognized as an expense in the period income, except when arising from a transaction or event that is recognized outside the period income as other comprehensive income or an item directly recognized in stockholders' equity.
Deferred income tax is recorded based on the comprehensive asset-and-liability method, which consists of recognizing deferred tax on all temporary differences between the accounting and tax values of assets and liabilities expected to be materialized in the future at rates enacted in the tax provisions effective at the date of the financial statements. (See Note 16).
l. Stockholders’ equity
Capital stock, share premium, legal reserve, retained earnings and non-controlling interest are expressed as follows: i) movements done as of January 1, 2008 at historical cost, and ii) movements done before January 1, 2008 at restated values determined through the application of factors derive from the NICP up

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

to December 31, 2007 to their originally determined values (see Note 13). Accordingly, the different stockholders' equity concepts are expressed at modified historical cost.

m. Share premium
The share premium represents the difference in surplus between the payment for subscribed shares and their nominal value.
n. Other comprehensive income (OCI)
The OCI represents revenues, costs and expenses while already accrued, are pending realization which is expected in the medium term and its value may change due to changes in the fair value of assets or liabilities that gave rise to them, so it may not come to realization in part or in full. OCI is recycled when it is no longer realized and recognized as a separate component in stockholders' equity to be recognized in net consolidated profit in the period in which the asset or liability that gave rise to take place. As of December 31, 2019 and 2018 there are no items in the OCI.
o. Comprehensive income
The comprehensive income comprises the net income, as well as items required under specific MFRS provisions, which are shown in stockholders’ equity and do not constitute equity payments, reductions and distributions. Comprehensive income for 2019 and 2018 is expressed at historical pesos.
p. Costs, expenses and additional line items presentation in the statement of income
The Company presents costs and expenses in the income statement under the classification criterion based on the function of items, which has as its key feature separating the cost of sales from other costs and expenses. Additionally, for a better analysis of the financial position, the Company has considered necessary to show the amount of profit separately in the income statement, because such information is a common practice in the industry the Company belongs to.
q. Leases
The Company recognizes a right-of-use asset and a liability for all leases with a term of more than 12 months, unless the underlying asset is of low value. The right-of-use asset represents the Company's right to use the underlying leased asset and a lease liability representing its obligation to make lease payments.

A lease liability at the present value of future lease payments that are not paid at that date, and a right-of-use asset for the same amount. Future lease payments are discounted using the interest rate implicit in the lease.

After the lease commencement date, the Company measures the right-of-use asset at cost less any accumulated depreciation or amortization and any accumulated impairment losses.

Lease liability is measured increasing the accrued interest on the lease liability and reducing the liability to reflect lease payments made.

For short-term leases or leases for which the underlying asset is of low value, the Company shall recognize the lease payments associated with those leases as an expense when they accrue over the lease term.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

r. Revenue recognition
Revenue from commissions on ticket sales are recognized when the tickets are sold and the commission represents a percentage of the ticket value. VBC and ETK deliver the value of tickets sold to the venue at which the event took place, within two business days after the event is finished. The amount of tickets sold in advance is recognized as a liability in favor to the venue where the event will take place.
The Company charges commissions and service fees to the automated tickets buyers. These commissions and service fees are recognized as revenue when the automated tickets are issued. The revenues for advertising that appear in the tickets and local entertainment guides are charged in advance, these fees are initially recognized as deferred revenue and customer advances in a liability in the statement of financial position and are recognized in the statement of comprehensive income as revenues using the straight-line method during the agreement term.
Revenue from the provision of tele-marketing services of incoming and outgoing telephone calls, tickets sales and databases commercialization are recognized as they are provided, and: a) the revenue amount incurred in the service provision is reliably determined, and b) the Company is likely to receive economic benefits associated to the provision of the services.
Revenue presentation
The Company reports revenue on a gross or net basis based on management's assessment of whether the Company acts as principal or agent in the transaction. To the extent that the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or agent in a transaction is based on an assessment of whether the Company has substantial risks and rewards for the property under the terms of an agreement. Revenues associated with the fees charged to customers in order to cover bank fees for the use of credit cards are presented in net figures.
As follows, the support analysis of the reclassification is included to present the cost of the credit card commissions net of the related revenues:

		Year ended December 31,
		2019*		2018*		2017
Revenue of credit card commissions recovery	Ps.	138,822	Ps.	165,166	Ps.	135,108
Cost of commissions for use of credit card (1)		104,082		104,604		112,514
	Ps.	34,740	Ps.	60,562	Ps.	22,594

*No covered audit report

(1) Bank fees paid for the sale of tickets with credit card are recovered as part of the service price. The amounts paid are recognized in the cost of services and the amounts charged to customers for this concept are recognized as gross revenue. The reclassification presents the amount paid for banking commissions net of the amounts recognized for the recovery of credit cards.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

s. Other income allowances

Allowance for bad debts are recognized based on studies made by the Company's Management and considered sufficient to absorb losses according policies settled down by the Company. Applications to such allowance are recognized when the practical impossibility of collection is demonstrated.
r. Exchange gain
Transactions in foreign currencies are initially recorded at record currency applying the exchange rates prevailing at the date of their operation. Assets and liabilities denominated in such currencies are translated at the exchange rate prevailing at the date of the consolidated statement of financial position. Differences arising from fluctuations in the exchange rates between the transaction and settlement dates, or valuation at the period closing are recognized in income, as a component of the comprehensive financing result.
Note 4 - Accounting estimates:
The Company perform estimates and projections about future events to recognize and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events. Estimates and projections that have a significant risk of giving rise to material adjustments on assets and liabilities recognized during next year are detailed below:
The Company is subject to pay income tax. Significant judgments are required to recognize the current and deferred income tax. There are many transactions and calculations for which an accurate tax determination is uncertain. The Company recognizes a liability for those matters observed during tax audits that are considered likely to result in the determination of tax additional to that originally incurred. When the final results of these processes are different from the estimated liability, the differences are recognized under deferred and/or current income tax. (See Note 16).
Note 5 - Financial risk management:
Financial risk management is done through according to the policies approved by the Board of Directors. The entity identifies, assesses and hedged financial risks in close cooperation with its subsidiaries. The Board of Directors has approved general policies written in connection with the financial risk management, as well as policies for specific risks, such as, exchange rate risk, interest rate risk, credit risk, use of trading and/or hedging derivative financial instruments in accounting terms and of non-derivative financial instruments and investment of treasury surplus.

At December 31, 2019 and 2018, the Company is exposed to the following financial risks as a result of its operations:

5.1 Market Risk
The Company is a Mexican company that conducts the vast majority of its business activities in Mexico. As a result, its businesses, its financial condition and results of operations can be significantly affected by certain general conditions of the Mexican economy, such as the devaluation of the Mexican peso against other currencies, inflation of prices and interest rates. in Mexico, or for other political and economic issues in the country and abroad.

In the past, Mexico has experienced economic crises caused by internal and external factors, which have been characterized by instability in exchange rates, high inflation and interest rates, economic concentration, reduced international capital flows, the contraction of the liquidity of the banking sector and the unemployment rate.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

These economic conditions have considerably reduced the purchasing power of the Mexican population and, as a result, the demand for entertainment services away from home.

Consequently, this type of crisis can adversely affect the company's financial condition and results of operations.

5.1.1 Exchange rate risk

Exchange rate risk arises from future business transactions and recognized assets and liabilities denominated in a currency that is not the Company's functional currency.

In the past, the value of the Mexican peso against that of the US dollar and other currencies has fluctuated inconsistently. An example of the above is that as of December 31, 2019 the exchange rate of the Mexican peso against the US dollar showed a variation of Ps. 0.79 (pesos), which results from the observed change in the exchange rate between these two currencies, going from Ps. 19.6512 per dollar at the end of the fourth quarter of 2018 to Ps. 18.8642 per dollar as of December 31, 2019.

The Company’s exposure to foreign exchange rate risk at the end of the reporting period is expressed as follows:

	Year ended December 31, 2019		Year ended December 31, 2018
	DLS	EUR	DLS	EUR

Cash and cash equivalents	565	—	11,037	—
Accounts receivable	156	—	171	—
Related parties	550	—	—	—
Suppliers	(95)	—	(108)	—
	1,176	—	11,100	—

The Company's sensitivity to an increase and decrease of 25% in 2019 and 25% in 2018 with respect to the US dollar is detailed below. 25% represents management's assessment of the possible reasonable change in exchange rates. The sensitivity analysis includes only the outstanding monetary items denominated in dollars. A positive figure indicates a decrease in results and its respective effect on the statement of financial position where the peso falls 25% against the dollar. If there were a 25% appreciation in the peso against the dollar, then there would be a favorable impact on the results:

	Year ended December 31,
	2019	2018
Favorable effect on the result of the year	(5,466)	(21,813)

Mainly attributable to the exposure of balances in bank accounts, accounts receivable and payable in dollars at the end of the reporting period.

5.2 Credit risk

Credit risk arises from cash and cash equivalents, derivative financial instruments and accounts receivable from clients, although cash and cash equivalents are also subject to impairment requirements, there is no identified impairment loss.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

VBC's subsidiaries grant credit lines to their clients based on their negotiations and the results of their credit investigation.

Accounts receivable and contract assets

In accordance with the provisions of NIF C-16 Impairment of financial instruments receivable, VBC and its subsidiaries recognize an estimate for expected credit losses (PCE) for impairment of financial instruments receivable (IFC), considering the credit risk of these. The PCE must be estimated based on all possible events of non-compliance of the IFC.

To determine the estimate for PCE, the entity's management makes, using its professional judgment, an evaluation of the expected impairment losses of IFCs, considering the historical experience of credit losses, current conditions and reasonable and sustainable forecasts of the different future quantifiable events that could affect the amount of future cash flows to be recovered from IFC.

To measure expected credit losses, accounts receivable has been grouped based on shared credit risk characteristics and days past due. Contract assets refer to services rendered unbilled and have substantially the same risk characteristics as accounts receivable for the same types of contracts. Therefore, VBC and its subsidiaries have concluded that the expected loss rates for accounts receivable are a reasonable approximation of the loss rates for contract assets.

Expected loss rates are based on payment profiles of sales in a 12-month period prior to December 31, 2019 and 2018, and the corresponding historical credit losses experienced within this period. Historical loss rates are adjusted to reflect current and prospective information on macroeconomic factors that affect clients' ability to settle accounts receivable.

On this basis, the provision for losses as of December 31, 2019 and 2018 was determined as follows for both accounts receivable and financial assets:

December 31, 2019
Accounts Receivable	Days of delay in payment	Probability of Default (PI)	Default Portfolio Amount	Loss Severity (SP)	PCE estimate

3,396	0 - 30	10%	340	1%	3
4,477	31-90	25%	1,119	5%	60
826	91-180	50%	413	63%	259
1,319	181-360	100%	1,319	100%	1,319
436	> a 360	100%	436	100%	436
10,454			3,627		2,077

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

December 31, 2018
Accounts Receivable	Days of delay in payment	Probability of Default (PI)	Default Portfolio Amount	Loss Severity (SP)	PCE estimate

12,595	0 - 30	25%	3,149	39%	1,228
4,348	31-90	50%	2,174	99%	2,151
1,468	91-180	75%	1,101	100%	1,101
36	181-360	100%	36	100%	36
—	> a 360	100%	—	100%	—
18,447			6,460		4,516

The 2018 estimate is made up of Ps. 806 from VBC and Ps. 3,710 from ETK, while in 2019 the entire estimate corresponds to VBC.

Accounts receivable and contract assets are written off when there is no reasonable expectation of recovery.

Impairment losses on accounts receivable and contract assets are presented as impairment losses net of operating income. Subsequent recoveries of amounts previously canceled are credited against the same line.

5.3 Financial Risk

5.3 1. Liquidity risk

Prudent liquidity risk management entails maintaining sufficient cash and immediately realizable values, the availability of financing through an adequate amount of committed lines of credit, and the ability to close market positions.

The Company continually monitors cash flow projections and liquidity requirements, making sure to maintain sufficient cash and immediate investments to meet operating needs. This is usually done locally at operating companies and in accordance with corporate limits. These limits vary according to location and take into account the liquidity of the market in which the entity has operations. In addition, the Company's liquidity management policy involves the projection of cash flows in the main currencies and the consideration of the level of liquid assets necessary to meet these projections.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Note 6 - Foreign currency position:
The figures in this note are stated in thousands of US dollars (Dls.), except for exchange rates.
a.As of December 31, 2019 and 2018, the Company had the following monetary assets and liabilities in dollars as shown as follows:

		December 31,
		2019*		2018*		2017*

Assets	Dls.	3,804	Dls.	13,448	Dls.	13,448
Liabilities		(95)		(10,108)		(10,108)
Net long position	Dls.	3,709	Dls.	3,340	Dls.	3,340

*No covered audit report

The most significant foreign currency transactions carried out by the Company are summarized below:

		December 31,
		2019*		2018*		2017*

Revenue	Dls.	1,125	Dls.	486	Dls.	486
Costs and operating expenses		(2,714)		4,124		2,553
	Dls.	(1,589)	Dls.	4,610	Dls.	3,039

*No covered audit report

Note 7 - Cash and cash equivalents:
The cash and cash equivalents balance at December 31, 2019, 2018 and 2017 are as follows:

	December 31,
	2019 *		2018 *		2017

Cash	Ps.	1,714	Ps.	4,018	Ps.	438
Bank deposits		72,523		143,712		99,407
Available demand investments		321,734		778,692		1,679,923
Total cash and cash equivalents	Ps.	395,971	Ps.	926,422	Ps.	1,779,768
*No covered audit report

As of December 31, 2019, 2018 and 2017 there were no restricted cash and cash equivalents.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

High liquidity financial instruments are subject to a number of risks, mainly those pertaining to the market in which they operate, interest rates associated with the term, exchange rates and the inherent market credit and liquidity risks.

Note 8 - Accounts receivable:

Accounts receivable at December 31, 2019, 2018 and 2017 are as follows:

		December 31,
		2019*		2018*		2017

Accounts receivable from sale of tickets	Ps.	21,172	Ps.	40,658	Ps.	45,311
Customers		10,454		18,447		13,094
Recoverable income tax		212,344		61,242		17,454
Recoverable value added tax		11,748		16,585		9,955
Other accounts receivable		4,095		1,270		860
		259,813		138,202		86,674
Allowance for doubtful accounts		(2,077)		(4,516)		(4,825)
	Ps.	257,736	Ps.	133,686	Ps.	81,849
*No covered audit report

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Note 9 - Balances and transactions with related parties:

a.The balances with related parties at December 31, 2019, 2018 and 2017 are shown as follows:

	December 31,
Accounts receivable:		2019*		2018*		2017

Affiliates
Operadora de Centros de Espectáculos, S. A. de C. V.	Ps.	324,808	Ps.	57,533	Ps.	1,139
Ticket Colombia A.S.		9,339		—		—
Ocesa Promotora de Eventos S de R L de CV		1,251		—		—
Logistica Organizacional para la Int de Eventos, S.A. de C.V.		201		—		—
Cedecom S.A. de C.V.		18		—		2
Ocesa Promotora, S.A. de C.V.		—		350,800		1,027
Ocesa Presenta, S.A. de C.V.		—		16,269		8
Car Sport Racing, S. A. de C. V.		—		1,553		21
Serinem México, S. A. de C. V.		—		48		842
CIE Internacional, S. A. de C. V.		—		25		259
Servicios Compartidos de Alta Dirección, S. A. de C. V.		—		9		209
Servicios Corporativos CIE, S. A. de C. V.		—		—		39
EDB, S.A. de C.V.		—		—		17

	Ps.	335,617	Ps.	426,237	Ps.	3,563
* No covered audit report

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

	December 31,
Accounts payable:		2019*		2018*		2017

Affiliates
Futbol del Distrito Federal, S.A. de C.V.	Ps.	19,806	Ps.	—	Ps.	252
SAE Operación en Eventos, S.A. de C.V.		7,701		2,740		9,739
Ideas, Eventos y Marketing, S.A. de C.V.		7,568		—		3,015
Servicios Administrativos del Entretenimiento, S.A. de C.V.		1,369		6,287		6,859
SECOMAD II S.A. de C.V.		1,119		—		—
OCESA Promotora, S.A. de C.V.		227		8,312		—
Administradora Mexicana de Hipódromo, S.A. de C.V.		182		—		20
OCESA Presenta, S.A. de C.V.		84		—		—
Banquetes a la Carta, S. A. de C. V.		32		—		—
Representaciones de expocisiones de México S. A. de C. V.		6		—		—
Logística Organizacional para la Integración de Eventos, S. A. de C. V.		—		34		—
Servicios Corporativos CIE, S. A. de C. V.		—		2		—
Enterteinvestments, S.A. de C.V.		—		197		70
Make Pro, S.A. de C.V.		—		—		1,226

	Ps.	38,094	Ps.	17,572	Ps.	21,181
* No covered audit report

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

b. During the years ended on December 31, 2019, 2018 and 2017, the Company carried out the following operations with related parties:

	Year ended December 31,
Income:	2019 *		2018 *		2017

Affiliates
Commissions	Ps.	22,735	Ps.	21,312	Ps.	18,833
Charges from ticket sales		60,516		68,912		53,547
Sponsorship income		25,470		23,370		20,370
Interest earned		17,210		21,567		273
Other income		23,239		10,383		2,574

Costs and Expenses:

Affiliates
Personnel and administrative services	Ps.	160,616	Ps.	132,611	Ps.	118,501
Lease of properties		—		11,520		10,907
Corporate fees		11,183		10,154		9,837
Sponsorship commissions		3,116		2,732		1,962
SKY Television services		6		6		—
Other expenses		4,594		3,887		6,925

Subsidiaries
Administrative Expenses		44,967		2,503		—

Stockholders
Communication services		17,327		6,582		6,112
Royalties		4,836		4,873		4,745
* No covered audit report

Note 10 - Furniture and equipment:
The investment in furniture and equipment at December 31, 2019, 2018 and 2017 is as follows:

		December 31,					Annual depreciation or amortization rate (%)
		2019*		2018*		2017

Computer and peripheral equipment	Ps.	233,248	Ps.	225,114	Ps.	201,748	30
Furniture and office equipment		11,239		10,762		8,765	10
Leasehold improvements		10,727		9,722		8,115	5
Transport equipment		9,078		7,128		5,056	25
		264,292		252,726		223,684
Accumulated depreciation		(218,784)		(203,430)		(188,722)
	Ps.	45,508	Ps.	49,296	Ps.	34,962
*No covered audit report

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Depreciation recorded in the statement of income for 2019, 2018 and 2017 to Ps19,730, Ps15,056, and
Ps15,790 respectively, and is recognized in the cost of services and operating expenses.

There are fully depreciated assets in the amount of Ps177,974, Ps174,730 and Ps163,836 at December 31, 2019, 2018 and 2017, respectively.
Note 11 - Intangible assets and other assets:
Intangible assets and other assets at December 31, 2019, 2018 and 2017 are as follows:

		December 31,					Annual amortization rate (%)
		2019*		2018*		2017

Access rights and ease to properties - Net	Ps.	34,755	Ps.	30,555	Ps.	26,918	Various
EDB-Ticket Software		1,900		1,900		1,900	10
Non-compete agreement - ETK		5,600		5,600		5,600	20
E-Ticket Brand		7,051		10,140		6,716	10
		49,306		48,195		41,134
Accumulated amortization		(41,804)		(34,020)		(28,362)
		7,502		14,175		12,772
Other assets		6,716		580		1,728
	Ps.	14,218	Ps.	14,755	Ps.	14,500
*No covered audit report

Amortization recorded in the statement of income for 2019, 2018 and 2017 to Ps4,537 and Ps5,245 and Ps4,575, respectively, and is recognized in the cost of services and operating expenses.
Note 12 - Leasing:

The Company, as lessee, has capitalizable leases with the uses for its corporate offices.
Regarding lease contracts effective at December 31, 2019, relevant information about them is shown as follows:
Depreciation charge for right-of-use assets, by class of underlying asset is shown as follows:

		Year ended December 31,
		2019

Buildings (Corporate offices)	Ps.	9,413

Interest expense on lease liabilities		12,863
Total cash outflows for lease		(14,483)
	Ps.	7,793

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

At December 31, 2019 the amount of right-of-use assets is comprised as follows:

		Year ended December 31
		2019
Underlying asset

Buildings (Corporate offices)	Ps.	98,705

Financial Leasing
Short-term financial leasing		17,520
Long-term financial leasing		88,978
	Ps.	106,498

Note 13 - Stockholders’ equity:
a.Capital stock
In adopted resolution by the stockholders at October 30, 2019, agreed to declare and repayment of the Company's capital stock in its variable part in the amount of Ps 20,000.
The Stockholders’ equity as December 31, 2019 are as follows:

Number of shares	Description	Amount

17,975	Series “A” shares, comprising the minimum fixed capital stock without withdrawal rights	Ps.	18
32,025	Series “B” shares, comprising the minimum fixed capital stock, without withdrawal rights		32
50,000	Subtotal of capital stock without withdrawal rights		50
10,529,241	Series “A” shares, comprising the variable portion of capital stock, with an unlimited maximum		10,529
4,095,148	Series “A-1” shares, comprising the variable portion of capital stock, with an unlimited maximum		4,095
7,179,886	Series “B” shares, comprising the variable portion of capital stock, with an unlimited maximum		7,180
21,854,275	Subtotal variable capital stock		21,854
(20,000,000)	Capital reduction 2019		(20,000)
1,854,275	Capital stock	Ps.	1,854

Retained earnings
Net income is subject to the legal requirement that at least 5% of the income for each year is intended to increase the legal reserve until it is equal to one fifth of the amount of the capital stock. As of December 31, 2019 and 2018 the Company owns a legal reserve of Ps371 y Ps7,223, respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Dividends to be paid will be free from income tax if they come from net tax profit account (CUFIN by its Spanish acronym). Any dividends paid in excess of CUFIN and CUFINRE will cause a tax equivalent to 42.86%. The current tax is payable by the Company and may be credited against its current income tax of the year or the year on which it is paid. The remaining amount may be credited in the following two fiscal years against the tax of the year or against the provisional payments. Dividends paid coming from profit previously taxed by income tax will not be subject to tax withholding or additional tax payment. At December 31, 2019 the count of CUFIN of Ps.0 (December 31, 2018, Ps222,826).

In adopted resolution by the stockholders at June 19, 2019, agreed to declare and pay dividends in the amount of Ps545,000, on which Ps314,125 were not from CUFIN and a tax of Ps45,011 was accrued.
In adopted resolution by the stockholders at October 30, 2019, agreed to declare and pay dividends in the amount of Ps320,580 on which, not from CUFIN and a tax of Ps89,617 was accrued.
In adopted resolution by the stockholders at July 25, 2018, agreed to declare and pay dividends in the amount of Ps477,237, on which Ps73,490 were not from CUFIN and a tax of Ps31,496 was accrued.
In the event of a capital reduction, according to the Income Tax Law, any excess of stockholders’ equity over capital contributions account should be accorded the same tax treatment as dividends. As of December 31, 2019 and 2018 the capital contributions account amounts to Ps12,1066 and Ps31,596, respectively.
Note 14 - Revenue analysis:
The analysis of the nature of revenue at December 31, 2019, 2018 and 2017 is shown as follows:

		Year ended December 31,
		2019*		2018*		2017

Ticketing charges	Ps.	907,636	Ps.	965,181	Ps.	899,872
Recovery of credit card commissions		34,740		60,562		135,108
Advertising		25,470		23,370		20,370
Implementation of services		1,071		869		1,689
Others		82,512		45,531		16,771
Entertainment guide		—		—		7,220
Total revenue	Ps.	1,051,429	Ps.	1,095,513	Ps.	1,081,030
*No covered audit report

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Note 15 - Costs and expenses analysis:
The analysis of the nature of relevant costs and expenses at December 31, 2019, 2018 and 2017 is shown as follows:

	Year ended December 31,
	2019 *		2018 *		2017
Costs:
Commissions	Ps.	79,388	Ps.	41,008	Ps.	37,281
Administrative services		30,477		45,404		35,877
Professional services		23,881		59,604		46,399
Tickets		14,467		11,832		13,418
Leasing		9,643		7,439		8,016
Computing services		9,145		11,148		11,523
Maintenance		8,018		1,967		1,107
Non-capitalizable assets		6,920		3,159		1,486
Advertising		5,368		13,520		14,203
Royalties		4,836		4,873		4,946
Entertainment guide		—		1,792		9,590
Depreciation and amortization		23,667		18,682		19,114
Depreciation of assets for right of use		1,013		—		—
Other		54,802		47,830		38,965
Total costs	Ps.	271,625	Ps.	268,258	Ps.	241,925

Expenses:
Administrative services	Ps.	146,351	Ps.	127,150	Ps.	101,810
Leasing		4,939		12,114		11,675
Corporate fees		9,618		10,097		9,408
Computing services		417		261		21
Depreciation and amortization		537		1,619		1,251
Depreciation and amortization D-5		8,400		—		—
Others		14,656		2,250		19,909
Total expenses	Ps.	184,918	Ps.	153,491	Ps.	144,074
*No covered audit report

Note 16 - Income Tax:
i.In 2019, 2018 and 2017 the Company determined a combined tax profit of Ps 664,770, Ps746,466 and Ps671,283, respectively. The tax income differs from the accounting income, mainly in such items cumulative by the time and deducted differently for accounting and tax purposes, by the recognition of the inflation effects for tax purposes, as well as such items only affecting either the accounting or tax income.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

ii.The reconciliation between the statutory and the effective income tax rates is shown below:

		Year ended December 31,
		2019*		2018*		2017

Profit before income taxes	Ps.	674,697	Ps.	798,655	Ps.	667,109
Income tax statutory rate		30%		30%		30%
Income tax at statutory rate		202,409		239,597		200,133
Plus (less) effect of the following permanent items on the income tax:
Effects on inflation		(2,773)		(8,318)		(9,400)
Non-deductible expenses		1,961		1,163		1,533
Other items		6,476		1,848		609
Income tax at current rate	Ps.	208,073		234,290		192,875
Effective income tax rate		31%		29%		29%
*No covered audit report

iii.At December 31, 2019, 2018 and 2017 the main temporary differences on which deferred income tax was recognized, are analyzed as follows:

		December 31,
		2019*		2018*		2017

Costs to be applied	Ps.	(42,996)	Ps.	(4,816)	Ps.	—
Furniture and equipment		11,865		8,420		8,726
Provisions and estimates		11,423		19,246		31,852
Leases - Net		1,903		—		—
Other assets		11,216		(634)		16,137
		(6,589)		22,216		56,715
Applicable income tax rate		30%		30%		30%
Deferred income tax asset	Ps.	(1,977)	Ps.	6,665	Ps.	17,015
*No covered audit report

Note 17 - Commitments:
a. VBC Offices. The Company has signed agreements with OCESA, an affiliate company, to use spaces and provide cleaning and security services in these places located into Palacio de los Deportes in Mexico City. The agreement gives to VBC the usage of the facilities, offices and call center. VBC pays monthly to OCESA a fixed amount. In addition, VBC signed a leasing agreement with a legal entity to use a property located in the Guadalajara, Jalisco which it uses for its offices and call center, for which VBC pays a monthly fixed income. This payment is updated annually according to the NCPI.
b. As part of its business activities, VBC and ETK are engaged in the distribution and sale of tickets to certain artistic events to be conducted in the following year, in exchange for which they receive amounts from third parties for the purchase of tickets for said events. The companies hold those amounts in cash, so that if the events in question are not held, the amounts are returned in accordance with the applicable legal provisions. At December 31, 2019 and 2018, cash and cash equivalents included deposits received from third parties for the acquisition of future event´s tickets totaling Ps807,560 and Ps800,808 respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

c. Ticketmaster Brand and System. VBC has signed with Ticketmaster Corporation (TM Corp) license agreements for the usage of the TicketMaster brand and system, expiring on March 31, 2015, and for which it pays an annual royalty fixed fee expressed in dollars, this agreement was renewed for a period of three years, ending on March 31, 2018, date on which an extension to the term of said contract was agreed to March 31, 2019. At the date of issuance of this financial statements the expiring date was extended to June 2019.

d. ETK Offices (Querétaro). ETK signed with Corporativo Constructivo YMG, S. A. P. I. de C. V., a services agreement on October 1, 2017 for ten years, with validity until October 1, 2027 to perform the ETK´s activities mainly its corporate and administrative services. In the execution of the agreement, ETK pays a monthly fixed amount to Corporativo Costructivo YMG, updated annually in the same proportion of the NCPI.
e. Leasing agreements
The Company has entered into several operating leasing agreements of properties. The Company recognized leasing costs for approximately Ps14,483 and Ps11,712, for the 12 months ended at December 31, 2019, 2018, respectively.
Note 18 - Contingencies:
a.Under the provisions of the Income Tax Law, parties carrying out operations with related parties, either resident in Mexico or abroad, are subject to tax limitations and obligations related to the determination of transfer pricing, which must be similar to those agreed with unrelated parties in comparable transactions.
In the event of the tax authorities review the prices and conclude that those are not in line with the provisions of the Law, they could require besides the collection of the tax and corresponding accessories (restatements and surcharges) fines of up to omitted taxes, which could be up to 100% over its amount.
b.On July 24, 2012, the Procedures General Department of PROFECO issued a sanction to VBC for an alleged violation of article 10 of the Consumer Protection Law, as it considers that marketing and sale of the service denominated “La Guía” is an unfair practice for consumers, and therefore imposed a Ps1,690 fine and instructed the Company to stop marketing “La Guía” as it has so far. A motion for review was filed against said resolution, and on October 25, 2012, the Procedures General Department declared the company's grievances unfounded.
In light of the foregoing, on January 21, 2013, VBC filed an annulment motion against the resolution that confirmed the sanction and the eighth Regional Metropolitan Chamber of the Federal Tax and Administrative Court received the motion for annulment and declared the validity of the ruling questioned.
VBC then filed a motion for review on January 10, 2014, as a result of which the tenth Collegiate Court for Administrative Matters of the First Circuit granted the appeal to VBC on November 21, 2014 and declared invalidity the contested decision due to inconsistencies by the authorities in the procedure for the determination of the penalty, but without ruling on the merits.
However, in order to obtain a ruling on the merits, a motion for direct protection was filed requesting the Federal Court to consider the legality of the actions of VBC. On July 1, 2015, the Second

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Collegiate Court declared the nullity of the contested decision in considering that the fine imposed on VBC was unduly founded and motivated. VBC filed a direct motion in order to obtain the authority's pronouncement that the manner of commercialization of “La Guía” does not violate the provisions of the Federal Consumer Protection Law.

Due to the above, PROFECO issued a new resolution issuing a fine for the amount of Ps750 which was challenged on September 12, 2016, through a new annulment motion interposed in the Regional Metropolitan Chamber of the Federal Tax and Administrative Court.

On September 12, 2016 filed again an annulment motion (SECOND JUDGMENT) on the Common Parts Office for the Metropolitan Regional Rooms of the Federal Court of Administrative Justice, which was turned over to the Tenth Metropolitan Regional Court with file number 23310/16-17-10-7 and admitted the next day.
By judgment dated December 12, 2016, it decided to declare the validity of the contested decision when it was determined by the Chamber that the way in which the Guide was marketed through pre-selected boxes violated the provisions of Article 10 of the Federal Law on Protection of Consumer.
Against the above, a motion for direct protection was again filed, which again was turned over to the Tenth Collegiate Court in Administrative Matters who decided to confirm the ruling issued within June 23310/16-17-10-7; however, it is still pending that PROFECO will promote the declaration of finality of the ruling of December 12, 2016 of the Federal Court of Administrative Justice so that it may subsequently be enforceable.
Therefore, the trial is concluded because there is no legal means of defense that can be filed; however, it is pending that PROFECO will promote the declaration of finality of the judgment dated December 12, 2016 of the Federal Court of Administrative Justice so that the fine by VBC can subsequently be executed and paid.
On December 9, 2019, the Treasury Collection Recovery Directorate of Mexico City notified VBC of the execution order and request for payment of the tax credit in the amount of Ps 750, for the foregoing and before possible irregularities in the collection management process on December 12, 2019, VBC filed a motion for annulment before the twelfth regional metropolitan chamber of the federal court of administrative justice with file number 28230 / 19-17-12-2, same in the that the suspension of any collection act is intended until such judgment is resolved.
c.OCESA and VBC are regularly called by PROFECO when the consumers of their services consider that the conditions offered to them are not fulfilled and they present complaints to this dependent, which imposes fines for alleged violations of administrative procedures or the law of the matter. To this date, 2 conciliation proceedings have been filed with PROFECO. In addition, OCESA is a party to 7 cases of nullity followed in the federal court of administrative justice, where fines or penalties are imposed, ranging from Ps1 to Ps18 and collectively all of them totaling Ps48. For its part, VBC has demanded the nullity of 7 consecutive trials before the federal court of administrative justice whereby it imposes fines or penalties imposed ranging from Ps2 to Ps22 and altogether all add up to the amount of Ps80. To date, none of the companies have suffered any damage for these complaints and in all similar processes in which they have been litigated the sanctions have been acquitted, so in the opinion of the company's advisors these issues do not represent a material contingency and it is probable that the amounts for the sanctions imposed are enforceable or the criterion sustained by the courts, by which the Company is not condemned, is reversed.
d.The Company regularly contracts the services of specialists in areas such as security, cleaning, access control, production, assembling and other similar services required to conduct its business

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

activities, and it enters into multiple agreements with third parties agreeing to develop activities for the Company. Under the provisions of the labor legislation and recent amendments thereto on the subject of social security, some of the subcontractors or workers of these service providers may take steps in order for the Company to be considered the beneficiary of those services or liable for possible related contingencies.
The Company has entered into agreements where set up that there are no work relationship between subcontractors and/or employees of these service providers or third parties and the Company, and in those agreements the service providers are committed (guaranteeing in most times) to hold the Company harmless or to provide an indemnity for any liability imposed, thereby in accordance with Company's labor advisors, is not necessary to reserve amounts to address these actions, which are the responsibility of third parties.
On intellectual property and copyright matters

On May 17, 2019 ETK TICKETS, I file a lawsuit against the National Institute of Copyright in order to challenge the registration certificates of “Animatic Pulse” 03-2018-043010223300-01 dated April 30, 2018 and 03-2018-052510495900-01 dated May 25, 2018, dated May 22 the Ninth District Court in Administrative Matters notifies us of the agreement dated May 21 by which it declares itself incompetent to hear the lawsuit for For this reason, an appeal was lodged against said agreement on May 24 before said court, which was then handed over to the Unitary Court to hear the appeal.
On July 12, the Second Unitary Court in Civil and Administrative Matters notified the judgment dated July 10, 2019, by which it confirms the incompetence of the District Court to hear the lawsuit, against said judgment on date 06 of In August 2019, Amparo Trial was filed, as of today we are awaiting the agreement by which the Collegiate Court will be informed of the protection.
Note 19 - New accounting pronouncements:
The following describes a series of MFRS issued by CINIF during December 2017, which will take effect in 2020. Those MFRS are not considered to have a significant affectation in the financial information to be presented by the Company.

2020

MFRS B-11 “Disposal of long-lived assets and discontinued operations”. Establishes the valuation, presentation and disclosure standards for the disposal of long-lived assets and discontinued operations. Clarifies that assets of a particular class, usually considered non-current by the entity but that are exclusively acquired with the purpose to resale, are not classified as current unless they meet the criteria to be classified as held for sale.

Note 20 - Subsequent events:
The appearance and spread of the coronavirus outbreak (COVID-19) in early 2020 has affected commercial and economic activity in China and internationally. Such an outbreak could not only deter fans from attending events with large audiences but could also impede economic activity in the affected regions or globally, leading to decreased consumption discretionary spending on things like concerts and others. entertainment, sports and leisure events. Although the final scope and scale of COVID-19 are unknown at this time, our financial condition and results of operations could be negatively and materially affected if authorities consider extending quarantine periods as a result of conditions get worse. To date, the Company has had no significant liquidity effects, as a result of postponing events for Q3 and Q4, mainly and early 2021.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Note 21 - Summary of significant differences between MFRS and U.S. Generally Accounting (GAAP):

The Company’s consolidated financial statements have been prepared in accordance with MFRS, which differs in certain significant respects from U.S. Generally Accepted Accounting Principles. (U.S. GAAP).

Such differences involve methods of measuring certain amounts shown in the consolidated financial statements, as well as additional disclosures required by U.S. GAAP and regulations of the Securities and Exchange Commission (SEC). Pursuant to Item 15 of Form 10K, this reconciliation does not include the disclosure of all information that would be required by U.S. GAAP and regulations of the SEC.

I. Differences in measurement methods
a.The figures of non-monetary line items at December 31, 2019 and 2018 are stated in historical Mexican pesos modified by the inflation effects up to December 31, 2007. Starting January 1, 2008, according to the provisions of MFRS B-10 “Inflation Effects”, the Company discontinued the recognition of inflation accounting as the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary under MFRS). Under U.S. GAAP effects of inflation recognized under MFRS up to 2007 might not be recognized. The reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the SEC, it represents a comprehensive measure of the effects of price-level changes in the Mexican economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for U.S. GAAP.
b.The Company provides financing to related parties, for which interest is determined by using the nominal interest rate. In accordance with ASC 470 “Debt” the borrower’s periodic interest cost shall be determined by using the effective interest method considering in the determination of interest, the debt issuance costs, discounts and premium throughout the outstanding term of the loan using a constant interest rate.
c.As mentioned in Note 3e, for MFRS the allowance for expected credit losses is determined considering the probability of default and the severity of the loss of accounts receivable based on the historical experience, current conditions and reasonable forecasts observed in their behavior. The impairment models are therefore currently fundamentally different between MFRS and U.S GAAP as the impairment model used for U.S. GAAP is the incurred loss model.
The Company quantified the effects of the differences in the measurement methods explained above, and determined that the impact to the consolidated financial statements under U.S. GAAP derived from those differences was not significant neither to the statement of financial position (balance sheet), net income nor the stockholders’ equity; therefore a reconciliation of the balance sheet, net income and stockholders' equity from MFRS to U.S. GAAP has not been presented for the years ended December 31, 2019, 2018 and 2017.
II. Additional accounting policies under U.S. GAAP and reclassifications
a.Recording, functional and reporting currency
The recording, functional and reporting currencies of the Company, its subsidiaries and associates is the Mexican peso, therefore, no translation process was necessary.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

b.Impairment of accounts receivables for ticket sales
The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific allowances to reduce the amounts of the receivables recorded when a customer’s account matures beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations.
The Company believes that the credit risk with respect to trade receivables is limited due to the significant diversification of its cus

c.Furniture and equipment - Impairment
The Company performs tests for possible impairment of furniture and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the assets is compared with the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect its current fair value.
The Company uses various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates and other fair value measures. Impairment loss calculations requires management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
If actual results are not consistent with the assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.
Furniture and equipment are stated at cost at date of acquisition. Depreciation is computed using the straight-line method over their estimated useful lives, which are as follows:
Computer and peripheral equipment - 3 years
Furniture and equipment - 10 years
Transportation equipment - 4 years
Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming the Company exercises renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for asset renewal and improvements are capitalized.
d.Intangibles
Definite-lived: are those which expected future economic benefits is limited by any legal or economic condition and are amortized on a straight line basis, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.
The Company uses various assumptions in determining the current fair market value of these definite-lived intangible assets, including future expected cash flows and discount rates, as well as other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.
e.Ticketing contract advances
Ticketing contract advances, represent amounts paid in advance to the Company’s clients pursuant to ticketing agreements, which are reflected as intangible assets with definite-life if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the life of the contract. Ticketing contract advances, are fixed additional incentives paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these ticketing contract advances is included in the statements of income.
f.Revenue
a) Revenue from commissions on ticket sales
Revenue from ticketing operations primarily consists of convenience and order processing fees charged at the time a ticket for an event is sold and is recorded on a net basis (net of the face value of the ticket). The Company delivers the face value of the tickets sold to the venue at which the event took place within two working days after the event occurs.
b) Revenue recognition for services
The revenues from marketing services, commercialization of databases and other services are recognized in the accounting period in which the services are rendered.
g.Leases
In February 2016, the Financial Accounting Standards Board (FASB) issued ASC 842, which supersedes the previous accounting guidance for leases included within ASC 840. The new guidance generally requires an entity to recognize on its balance sheet operating and finance lease liabilities and corresponding right-of-use assets, as well as to recognize the associated operating lease expenses on its statements of operations. The guidance ASU 2018-11, Leases (Topic 842): Targeted Improvements, which amends ASC 842 provides entities with an optional transition method for adopting the new lease standard by allowing entities to apply the

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

new guidance at the adoption date by recognizing a cumulative-effect adjustment to the opening balance of retained earnings and not to restate comparative periods presented.
Summarized below are the differences identified between the MFRS D-5 “Leases” and ASC 842:

•Under ASC 842, a lessee can have either a finance or operating lease. If any of the following classification criteria are met, the lease is a finance lease: (a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term; (b) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; (c) The lease term is for the major part of the remaining economic life of the underlying asset, however, if the commencement date falls at or near the end of the economic life of the underlying asset, this criterion will not be used for lease classification purposes; (d) the present value of the sum of lease payments and any residual value guaranteed by the lessee that is not already reflected in lease payments equals or exceeds substantially all of the fair value of the underlying asset; or (e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.
•To determine the incremental borrowing rate, US GAAP requires the use of a collateralized rate for an amount equal to the lease payments.
•Under ASC 842, for operating leases, the amortization of the right-of-use asset and interest expense related to the lease liability are recorded together as lease expense to produce a straight-line recognition effect in the income statement and requires presentation of operating lease expense within income from continuing operations.
The Company accounted for its existing leases as operating leases under the new guidance.
The Company quantified the effects of changing the borrowing rate explained above and determined that the impact to the consolidated financial statements under U.S. GAAP derived from this difference was not significant, therefore a reconciliation from MFRS to U.S. GAAP has not been presented as of January 1, 2019.
As of December 31, 2019, the Company determined (a) a lease liability of approximately $98,884, which represents the present value of the remaining lease payments, discounted at the incremental borrowing rate, and (b) a ROU asset of approximately $98,705. The Company determined an adjustment to decrease interest expense by $12,863 and increase operating expenses by $9,234.
III. Additional disclosure requirements

a)Fair value measurements disclosures
ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 2010, the Company adopted new accounting guidance under ASC 820 that requires additional disclosures including, among other things: (i) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (ii) the gross, rather than net, basis for certain level 3 roll forward information, (iii) use of a “class”

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

rather than a “major category” basis for assets and liabilities, and (iv) valuation techniques and inputs used to estimate level 2 and level 3 fair value measurements.
In addition, ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following instruments were recognized at fair value using the aforementioned hierarchy (mainly level 1):

Cash and cash equivalents: consist of cash in hand and money market funds. Fair values for cash equivalents are based on quoted prices in an active market.

Account receivables and account payables: The book value of the account receivables and accounts payables is similar to their fair value and corresponds to current account receivables and current accounts payable.

b)Related-party transactions
Relationship with Operadora de Centros de Espectáculos, S. A. de C. V. (OCESA)
OCESA is an entity that has contracts with show centers and other venues, and maintain business relationships with VBC to give exclusive access for the ticketing operation. On December 2019, VBC granted a loan to OCESA for $248,000.
Relationship with Ticket Colombia, S.A.S.
Ticket Colombia is an entity which principal activity is to sell and distribute tickets for events in Colombia and maintain business relationships with VBC to give exclusive access for the ticketing operation “E Ticket” and royalties.
Relationship with OCESA Presenta, S. A. de C. V. (OPRES)
OPRES is an entity that has contracts with show centers and other venues, and maintains business relationships with VBC to give exclusive access for the ticketing operation.
Relationship with Futbol del Distrito Federal, S. A. de C.V.
On December 2019 Futbol del Distrito Federal provided internal and chargeable services to VBC due to the event “Football Soccer Final: America versus Monterrey”. The entity also provided to VBC the rental of the equipment “Access Manager & Frame Relay".

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Relationship with Servicios Administrativos de Entretenimiento, S. A. de C. V. (SAE)

SAE provides administrative services to VBC.
Relationship with SAE Operación en Eventos, S. A. de C. V. (SOE)
SOE provides administrative services to VBC.
Relationship with Ideas, Eventos y Marketing, S.A. de C.V.
Ideas, Eventos y Marketing, S.A. de C.V. provides administrative services to VBC.
Key Management compensations
The Company does not have employees, as mentioned before; these services are provided by related parties and are considered in Note 9 to the financial statements.
c) Intangible and other assets:
Intangible assets at December 31, 2019 and 2018 are as follows:

Definite-lived Intangible assets		2019*		2018*

Ticketing contracts - Gross	Ps.	34,755	Ps.	30,555
Non-compete agreement - ETK (a)		5,600		5,600
Software EDB-Ticket - Gross		(35,192)		(28,612)
E-Ticket Brand (c)		10,140		10,140
Accumulated amortization (d)		1,900		1,900
		(6,612)		(5,408)

Total intangible assets		10,591		14,175

Lease hold improvements - Gross		—		—
Accumulated amortization		—		—
Other		3,627		580
Total	Ps.	14,218	Ps.	14,755

*No covered audit report

(a) It is amortized since 2016 for 5 years with an amortization rate of 20% per year.
(b) Includes ticketing contracts and non-compete agreement amortization.
(c) It is amortized since 2016 for 10 years with an amortization rate of 10% per year.
(d) Includes software EDB-Ticket and E-Ticket brand amortization.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

Amortization of definite-lived intangible assets and leasehold improvements for the years ended December 31, 2019, 2018 and 2017 was Ps7,785, Ps5,245 and Ps4,575, respectively.

There were no additions in 2019 and 2018 to definite-lived intangible assets from acquisitions.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets outstanding as of December 31, 2019 (not covered by auditor’s report):

		Amortization
2020	Ps.	4,005
2021		2,805
2022		2,032
2023		350
2024		350
More than 5 years		1,048

Indefinite-lived intangibles
The Company does not have indefinite-lived intangible assets at December 31, 2019 and December 31, 2018.
Management signed a non-compete agreement with the owners of the non-controlling interest; the contract will be effective only if the non-controlling interest determines to sell their ownership of the Company. Since Management did not have elements to determine when the contract will be effective, since 2016 this agreement is considered as definite-lived intangible asset, see Notes 3h and 10.
The Company tests for possible impairment of intangible assets on at least an annual basis. There was no impairment charge on these assets recorded for the year ended December 31, 2019, 2018 and 2017.
c)Gross versus net presentation of revenue
As mentioned in note 3r, the Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction.
Until December 31, 2017, revenue associated with fees charged to clients to cover bank commissions for the use of credit cards was presented on a gross basis. However, as of January 1, 2018, with the adoption of the new accounting standards, according to Note 3r, the Company presents revenues and costs in a net manner without restating comparative figures of 2017 in accordance with the transitional provisions in MFRS.
For the year ended December 31, 2017, a reclassification is considered in the analysis below to present costs of bank commissions net of the relating revenue:

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

	December 31,
	2017

Revenue as reported under MFRS	Ps.	1,081,030
Reclassification from Cost of Services (1)		(133,129)
Revenue under US GAAP	Ps.	947,901
(1) Bank commissions paid for the sale of tickets with credit cards are recovered as part of the price of the services. Amounts paid are recognized within the Cost of Services and amounts charged to clients for this concept are recognized as revenue on a gross basis. The reclassification is to present the amount paid for bank commissions net of the amounts recognized for credit card recover.

As mentioned before, according to Note 3r, the Company accounting policy for MFRS in 2019 and 2018 is to present the revenues and costs for bank commissions in a net manner and therefore, there is no GAAP difference for 2019 and 2018, respectively.
d)The analysis of deferred tax assets and deferred tax liabilities is as follows:

	December 31,
	2019*		2018*
Deferred taxes included within:

Assets:
Furniture & equipment	Ps.	(12,899)	Ps.	(1,352)
Accruals		3,427		5,774
Allowance for doubtful accounts		—		—

Total deferred tax assets		(9,472)		4,422

Liabilities:
Cost of future events		6,924		2,243
Intangible and other assets		571		—

Total deferred liabilities		7,495		2,243

Net deferred income taxes	Ps.	(1,977)	Ps.	6,665
* Not covered by auditor’s report.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2019, 2018 and 2017

e)Commitments and contingent liabilities
As of December 31, 2019 (not covered by auditor’s report), the Company’s maturities of lease liabilities under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

		Non-cancelable Operating Leases
2020	Ps.	24,161
2021		25,055
2022		25,982
2023		27,021
2024		28,029
Total operating lease payments	Ps.	130,248

The accompanying twenty notes are an integral part of these financial statements, which were authorized for issuance on June 29, 2020, by the undersigned officers.
George González  Jorge López de Cárdenas Ramírez
Managing Director Administrative and Finance Director